MEMORANDUM OF UNDERSTANDING


THIS MEMORANDUM OF UNDERSTANDING ("MOU") is made and entered into as of this 3 day of February, 1999 by and between Empire State Newsprint LLC ("ESN") and Besicorp Development, Inc. ("Besicorp").

WHEREAS ESN intends to develop a newspaper recycling plant ("Paper Mill") in Kingston, New York, and

WHEREAS Besicorp intends to develop a power plant (Power Plant) adjacent to the Paper Mill, and

WHEREAS ESN has an option to purchase from Tilcom 750 acres of real property ("Real Property") in the City of Kingston and Town of Ulster.

NOW THEREFORE:

1. ESN and Besicorp agree to enter into a formal agreement ("Agreement") to form a joint development partnership to mutually pursue both the Paper Mill and Power Plant projects on a fully combined and integrated basis and to jointly purchase and develop the Real Property (all together, the "Project"). The Parties agree to offer the first right of refusal to joint ventures as equal partners with any and all other projects so undertaken on the Real Property.

2. ESN and Besicorp hereby commit to one another to diligently work to execute the Agreement, which will incorporate the terms set forth in paragraphs 3 through 20.

3. The partnership will be on a 50/50 ownership in a to-be-formed special purpose company (SPC), which will encompass both the paper and power portions in a truly integrated and common company. Should facility design, construction, financing or permitting circumstances preclude a successful financial closing of a fully integrated facility, and the decision is taken to proceed with only the paper mill, or only the power plant, the ownership interest(s) of the facility being completed will be on an equal ownership basis for both Parties.

4. The SPC in turn will consist of two companies (sub-SPCs), one for executing the actual Paper Mill and one for the Power Plant.

5. ESN shall have primary responsibility for the sub-SPC for the Paper Mill and Besicorp shall have the same for the Power Plant.

6. The profits and/or losses of each sub-SPC shall be rolled up into the SPC.

7.The SPC shall be jointly managed by ESN and Besicorp management under a joint-venture management agreement to be established.

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8. The SPC will be responsible for all contracts,  costs and related efforts for all work related to the development of the Project including, but not limited to, the permitting, EPC contracts, legal, owner's engineer and PR. It is the intent that such 3rd party contracts will be negotiated to maximize the amount of contractor's "at risk" and Adeferred@ expenses.

9. The SPC will execute the land purchase option and make all payments.

10. The SPC will be responsible to raise all debt and equity for the Project.

11. Besicorp shall commit $750,000 to the project. Besicorp agrees to make an initial capital investment of $250,000 payable at the execution of the Agreement and thereafter monthly or more often as conditions require pursuant to draw requests submitted by the SPC. $100,000 of the initial capital investment of $250,000 shall be directed to the SPC and the remaining $150,000 shall be placed in an escrow account which shall be irrevocably committed to the business of the SPC except in the event of project termination, in which case residual funds shall be returned to Besicorp. The $750,000 shall be used to fund all Project development expenses and working capital requirements not covered by 3rd party development capital and shall be paid to the SPC. The monthly draws may include replenishment of working capital for the SPC to a level of $50,000. Draws shall be made pursuant to a budget approved by the management of the SPC or for other approved development expense categories of which shall be defined in the Agreement.

     In the event Besicorp fails to fund any draw submitted by the SPC, and such failure to fund remains uncured for 30 days after written notice, Besicorp shall forfeit its rights to participate in the SPC as an equal partner. In that event all prior Besicorp funding and billed time shall be converted to a development loan to be repaid out of the financial closing.

     Besicorp reserves the right to terminate such funding with 30 days written notice based on its sole and reasonable discretion in the event of a material adverse change in the Project or it reaches a determination that the Project can not be permitted or financed. If at financial close Besicorp has contributed less than $750,000, there will be an adjustment between ESN and Besicorp to equalize funding levels.

12. ESN represents that it has made a $750,000 out-of-pocket cash investment in the newsprint project and shall provide documentation upon request.

13. ESN agrees that it will try to use the matching grant it obtained from the Office of Recycling Market Development and that these funds, if possible, will be made available to offset applicable Project development costs.

14. Besicorp and/or ESN may from time to time, as the parties shall agree, decide to contribute additional (over and above that specified herein) development capital to the SPC.

15. Besicorp and ESN shall enter into a temporary loan agreement in the form attached hereto as Exhibit "A," and incorporated herein by this reference, whereby Besicorp shall loan to ESN $22,500.00 to make an option payment to extend ESN's option to purchase the Real Property. This loan shall be superceded by the Agreement.

16. The SPC may decide to delay or cancel either the paper project portion or the power project portion of the Project if the economic circumstances indicate that it is the proper thing to do.

17. Either party may at its sole discretion decide to withdraw from the joint partnership if such party reasonably determines that the Project is not economically viable. If the remaining party completes the Project, then the withdrawing party may recover its development costs in accordance with paragraph 19.

18. If the Paper Mill and/or the Power Plant, combined and /or independently, successfully reach financial closure, the Parties hereby agree that ESN and Besicorp shall retain the full and exclusive rights to the Sales and Marketing of their respective portions of the facility for a period of twenty-five years. Such rights shall be subject to the approval of project lenders and subsequent equity investors. The arrangements shall be both commercially reasonable and shall reflect bona fide requirements for the projects to have such third-party services provided on a contract basis. Rates charged to the SPC for such services shall be comparable to what an arms length party would charge for similar services.


19. The parties shall structure the financing arrangements to maximize development capital and internal cost reimbursement. Development funds realized at financial closure shall be shared prorata between the parties according to the total development cost incurred by each party, and then in accordance with the ownership % of ESN and Besicorp. Besicorp and ESN additionally commit such internal resources (key personnel, office space, clerical support staff, photocopy and fax machines, etc.) as are reasonably required for continued development of the Project. Such internal resources shall be calculated in accordance with Besicorp's and ESN's customary rates. Such internal expenses shall be mutually agreed to be budgeted annually with reimbursement for such internal resources to be made at financial closure.

20. ESN's deferred legal fees in the amount of approximately $400,000 will be transferred to the SPC.




Signatories:     For ESN          /s/ James Hustin
                                      ------------
                                      James Hustin
                                      President
                                                                   Date 2/16/99


                 For Besicorp     /s/ Michael F. Zinn
                                      ---------------             Date  2/16/99
                                      Michael F. Zinn
                                      President